Exhibit 11(a)



                CONSENT OF INDEPENDENT AUDITORS




We consent to the reference to our firm under the captions "Financial Highlights" and "Independent Auditors" and to the incorporation by reference of our report dated July 25, 1997 with respect to Stein Roe Cash Reserves Fund, and August 11, 1997 with respect to Stein Roe Intermediate Bond Fund, Stein Roe Income Fund, Stein Roe High Yield Fund and SR&F High Yield Portfolio in the Registration Statement (Form N-1A) of Stein Roe Income Trust and related Prospectuses and Statement of Additional Information filed with the Securities and Exchange Commission in this Post-Effective Amendment No. 34 to the Registration Statement under the Securities Act of 1933 (Registration No. 33-02633) and in this Amendment No. 35 to the Registration Statement under the Investment Company Act of l940 (Registration No. 811-4552).


                                       ERNST & YOUNG LLP


Chicago, Illinois
November 4, 1997